Exhibit 10.57
AGREEMENT
     THIS AGREEMENT (the “Agreement”) is entered into this 14th day of August, 2006 (the “Agreement Date”), between Joseph M. Zelayeta (“Employee”) and LSI Logic Corporation (the “Company”), with respect to the following recitals of fact:
     A. Employee is currently employed as an employee of the Company.
     B. The Company and Employee desire to set forth the terms on which Employee is retiring from the Company.
     NOW THEREFORE, in consideration of the promises and covenants contained in this Agreement, the parties agree as follows:
     1. Employee hereby acknowledges and agrees that he has decided to retire and therefore is resigning all of his positions, and his employment, with the Company effective on the Agreement Date. If necessary, Employee shall execute any additional documents that may be necessary or appropriate to effect or memorialize such resignations.
     2. Employee acknowledges receipt of a bonus payment in the amount of $85,000.00 in recognition of services rendered in conjunction with the successful sale of the Company’s wafer fabrication facility in Gresham, Oregon, less any and all statutory withholding and deductions as required by law or as authorized by Employee.
     3. Company will make an additional payment to Employee in the amount of $207,499.76, less any and all statutory withholding and deductions as required by law or as authorized by Employee, within ten (10) days of the Agreement Date.
     4. Company will provide medical coverage, at no cost to Employee, under Company’s then-existing medical plans for Employee and his eligible dependants, who are enrolled in a Company medical plan as of the Agreement Date. The amount of premiums paid on behalf of Employee and his eligible dependants may be taxable to Employee. Employee shall have the option to change medical plans during the Company’s annual open enrollment period. Such coverage shall end for each participant upon that participant reaching age sixty-five (65).
     5. Employee acknowledges, agrees, and warrants that he will continue to maintain the confidentiality of all confidential and proprietary information of the Company and third parties. Employee represents and warrants that to the best of his knowledge and belief he has returned to the Company all tangible and intangible property of the Company in his possession, custody, or control. In addition, notwithstanding the foregoing representation and warranty, if Employee discovers he has retained any property of the Company, he shall promptly notify the Company thereof and take reasonable steps in accordance with the Company’s instructions to return such property to the Company. The provisions of this Section shall survive the expiration or termination, for any reason, of this Agreement.

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     6. This Agreement shall be construed and interpreted in accordance with the laws of the State of Oregon, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of any other jurisdiction.
     7. If any term, clause or provision of this Agreement is construed to be or adjudged invalid, void or unenforceable, such term, clause or provision will be construed as severed from this Agreement, and the remaining terms, clauses and provisions will remain in full force and effect.
     8. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed to be an original and all of which taken together will constitute one and the same instrument.
     9. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior, contemporaneous or subsequent statements, representations, agreements or understandings, whether oral or written, between the parties with respect hereto. This Agreement shall inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties hereto. The terms of this Agreement may only be modified by a written instrument signed by Employee and an authorized officer of the Company.
     10. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent overnight by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at their last known address.

LSI LOGIC CORPORATION
a Delaware corporation

/s/ Joseph M. Zelayeta	By:	/s/ Jon Gibson

JOSEPH M. ZELAYETA	JON GIBSON
Vice President, Human Resources

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